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                            AVIATION EXCLUSION RIDER

                                 Columbus Life
                               Insurance Company
                                   [GRAPHIC]
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We shall not be liable under this policy, except as provided below, if the death of the insured occurs as a result of operating or riding in or descending from or with any kind of aircraft while the insured:

(1)  Is a pilot, officer or member of the crew of such aircraft; or

(2) Is giving or receiving any kind of training or instructions or has any duties incident tothe operation of such aircraft; or

(3) Is aboard such aircraft for the purpose of descending therefrom while in flight.

Liability
Limitations

Our only liability under this policy, in the event the insured's death occurs as provided above, shall be a single sum equal to the greater of:

(1) The premiums paid, decreased by any withdrawals and any indebtedness on or secured by this policy; or

(2) The cash surrender value decreased by any indebtedness on or secured by this policy.

In addition, if the Children's Term Rider is attached to the policy, we will be liable for the reserve for paid-up insurance effective for surviving covered persons in accordance with and subject to the terms of the Children's Term rider. The provision entitled "Fully Paid-Up term Insurance After Insured's Death" in the Children's term rider will be used to determine this reserve.

In no event shall our liability under this policy be greater than the amount payable if this rider were not attached.

Applicability

This rider shall also apply to any other rider attached to this policy; to any paid-up insurance which becomes effective under this policy, if any; to any policy to which this policy is changed; and to any reinstatement of this policy.


             [SPECIMEN]                                 [SPECIMEN]
       /s/ Donald J. Wuebbling                   /s/ Lawrence L. Grypp
              Secretary                                 President


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CLR-144 0101